EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated as of this 1st day of September, 2011 (the "Effective Date"), is by and between Semble, Inc., a Washington corporation (the "Company"), and Todd R. Tarbert ("Employee").

RECITALS

The Company desires to employ Employee and to have the benefit of his skills and services, and Employee desires to accept employment with the Company, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein, and the performance of each, the parties hereto, intending legally to be bound, hereby agree as follows:

AGREEMENTS

1. **Employment; Term.** The Company hereby employs Employee to perform the duties described herein, and Employee hereby accepts employment with the Company, for a term beginning on the date hereof and continuing for a period of three (3) years. The term of this Agreement shall be extended automatically for additional, successive one-year terms, unless the Company notifies Employee not less than 180 days prior to the end to the initial or renewal term, as the case may be, that it does not intend to extend the term. The initial three-year period, together with any renewal periods, shall be referred to in this Agreement as the "Term." This Agreement may be terminated prior to the end of the Term in the manner provided for in Section 6 below.

2. **Position and Duties.** The Company hereby employs Employee as CEO/President. As such, Employee shall have responsibilities, duties and authority specified in Schedule A attached, which outlines the current reporting structure of the organization; it is understood and agreed Employee shall have all the duties, responsibilities and authority typically afforded a person in the positions listed herein. Employee will report directly to the Board of the Company. Employee hereby accepts this employment upon the terms and conditions herein contained and agrees to devote all of his professional time, attention, and efforts to promote and further the business of the Company. Employee shall faithfully adhere to, execute, and fulfill all policies established by the Company.

3. **Compensation.** For all services rendered by Employee, the Company shall compensate Employee as follows:

(a) *Base Salary.* Effective on the date hereof, the base salary payable to Employee shall be $180,000.00 per year, payable on a regular basis in accordance with the Company's standard payroll procedures, but not less

than monthly; provided, however, Employee agrees to defer compensation until such time as the board determines it has sufficient capital to commence such payments or September 1, 2012, whichever event comes first. On at least an annual basis, the Board of Directors will review Employee's performance and may make increases to such base salary if, in its sole discretion, any such increase is warranted.

(b) *Bonus.* Employee shall be eligible to receive such bonus as the Company's Board of Directors determines is appropriate based on the Employee's performance of his duties and the financial performance by the Company. Employee's bonuses shall be no less than any other person being compensated by the Company unless expressly agreed to in writing by Employee with a target amount of at least 30% of Employee's base salary.

(c) *Perquisites, Benefits, and Other Compensation.* During the Term, Employee shall be entitled to receive all perquisites and benefits as are customarily provided by the Company to its employees, subject to such changes, additions or deletions as the Company may make generally from time to time, as well as such other perquisites or benefits as may be specified from time to time by the Board of Directors. The Company shall also provide Employee with such other benefits and perquisites as the Company provides to its senior executive officers, including health, dental and medical coverage or insurance.

4. **Expense Reimbursement.** The Company shall reimburse Employee for (or, at the Company's option, pay) all business travel and other out-of-pocket expenses reasonably incurred by Employee in the performance of his services hereunder during the Term. All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement, and in a format and manner consistent with the Company's expense reporting policy, as well as applicable federal and state tax record keeping requirements.

5. **Place of Performance.** The initial place of performance shall be the Bellevue, Washington.

6. **Termination; Rights on Termination.** Employee's employment may be terminated in any one of the following ways, prior to the expiration of the Term:

(a) *Death.* The death of Employee shall immediately terminate the Term, and twelve (12) months of severance compensation shall be owed to Employee's estate.

(b) *Disability.* If, as a result of incapacity due to physical or mental illness or injury, Employee shall have been unable to perform the material duties of his position as determined by the Board of Directors, in its

sole discretion, on a full-time basis for a period of six (6) consecutive months, or for a total of eight (8) months in any twelve (12) month period, then thirty (30) days after written notice to the Employee (which notice may be given before or after the end of the aforementioned periods, but which shall not be effective earlier than the last day of the applicable period), the Company may terminate Employee's employment hereunder if Employee is unable to resume his full-time duties at the conclusion of such notice period. Subject to Section 6(g) below, if Employee's employment is terminated as a result of Employee's disability, the Company shall continue to pay Employee his base salary at the then-current rate for the greater of (i) twelve (12) months from the effective date of termination, or (ii) whatever time period is remaining under the then-current period of the Term. Such payments shall be made in accordance with the Company's regular payroll cycle.

(c) *Termination by the Company "For Cause."* The Company may terminate the Term promptly after written notice to Employee "for cause," which shall be: (i) Employee's material breach of this Agreement, which breach is not cured within thirty (30) days of receipt by Employee of written notice from the Company specifying the breach; (ii) Employee's willful dishonesty, fraud, or misconduct with respect to the business or affairs of the Company or its subsidiaries, and that, in the judgment of the Board, materially and adversely affects the operations or reputation of the Company or its subsidiaries; or (iii) Employee's conviction of a felony (other than a felony under the motor vehicle laws). In the event of termination "for cause," as enumerated above, Employee shall have no right to any severance compensation. In the event of termination "for cause," as enumerated above, or if Employee fails to comply with Sections 7, 8, 9 and 10 below after his employment by the Company has been terminated pursuant to this Section 6, all outstanding options to acquire Company common stock pursuant to Section 3(c)(iv) shall be forfeited and no longer be exercisable.

(d) *Without Cause.* At any time after the commencement of employment, the Company may, without cause, terminate the Term and Employee's employment, effective thirty (30) days after written notice is provided to the Employee. Should Employee be terminated by the Company without cause, Employee shall receive from the Company the base salary plus benefits at the rate then in effect for the greater of (i) the balance on the term of this Agreement or (ii) twenty-four (24) months from the date of termination. Such payments shall be made in accordance with the Company's regular payroll cycle. Except in the event of a material change in Employee's roles and responsibilities and expect as provided in Section 6(e) below if Employee resigns or otherwise terminates his employment for any reason or for no reason, Employee shall receive no severance compensation.

(e) *Change of Control of the Company.* At any time within sixty days following a Change of Control of the Company, the Employee may terminate his employment, effective thirty (30) days after written notice is

provided to the Company. Should Employee terminate his employment under this provision, Employee shall receive from the Company the base salary at the rate then in effect for twenty-four (24) months from the date of termination. Such payments shall be made in accordance with the Company's regular payroll cycle. For the purposes of this Agreement, a "Change of Control of the Company" shall mean:

(i) the acquisition of a controlling interest of the Company by a single person, or an affiliated group;

(ii) the merger, consolidation, or other business combination whereby the assets and business of the Company are transferred to another person not substantially controlled by those persons who controlled the Company immediately prior to the transaction; or

(f) *Change of Control of Company.* A Change of Control of Company means the occurrence of either of the following events:

(i) the acquisition by any person, entity, or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, other than Company or any of its wholly-owned subsidiaries, or any employee benefit plan of Company and/or any of its wholly-owned subsidiaries, as beneficial ownership (within the meaning of Rule 13d-3 issued under the Exchange Act) of 40% or more of either the then outstanding shares of Company's common stock or the combined voting power of Company's then outstanding voting securities in a single transaction or series of related transactions; or

(ii) approval by the stockholders of Company of a reorganization, merger, consolidation, liquidation, or dissolution of Company or of the sale (in one transaction or a series of related transactions) of all or substantially all of the assets of Company (excluding a transaction in which the stockholders of Company immediately before such transaction retain beneficial ownership, directly or indirectly, of 60% or more of the outstanding equity or the resulting or successor entity from such transaction).

(g) *Payment Through Termination.* Upon termination of Employee's employment for any reason provided above, Employee shall be entitled to receive all compensation earned and all benefits and reimbursements (including payments for accrued vacation and sick leave, in each case in accordance with applicable policies of the Company, and any bonus declared but not yet paid) due through the effective date of termination. Additional compensation and benefits subsequent to termination, if any, will be due and payable to Employee only to the extent and in the manner expressly provided in Section 1 or above in this Section 6. All other rights and obligations of its subsidiaries, the Company, and Employee under this Agreement shall cease as of the effective date of termination, except that the obligations under Sections 7, 8, 9 and 10 below shall survive such termination in accordance with their terms

unless the termination of Employee's employment is pursuant to or Section 6(e) in which case Section 7(a) shall not be applicable.

(h) *No Right to Offset.* In the event of any termination of Employee's employment under this Agreement, the Employee shall have no obligation to seek other employment and, in the event that Employee secures employment or any consulting or similar arrangement during the period that any payment is continuing pursuant to the provisions of this Section 6, the Company shall not have the right to reduce the amounts to be paid hereunder by the amount of Employee's earnings from such other employment.

7. **Restriction on Competition.**

(a) During the Term, and thereafter, if Employee continues to be employed by the Company and/or other entity owned by or affiliated with the Company or its subsidiaries on an "at will" basis, for the duration of such period, and thereafter for a period of two years after termination of the Employee's employment, Employee shall not, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group, or other entity (each, a "Person"):

(i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a Board of Directors capacity, whether as an employee, independent contractor, consultant, advisor, or sales representative, in any business selling any products or services in direct competition with the Company's facilitation of low-cost loans to non-profits (the "Loan Services"), within 100 miles of any location where the Company or its subsidiaries actively provides such Loan Services (the "Territory");

(ii) call upon any Person who is, at that time, within the Territory an employee of the Company for the purpose or with the intent of enticing such employee away from or out of the employ of the Company;

(iii) call upon any Person who is or that is, at that time, or has been, within one year prior to that time, a customer of the Company within the Territory for the purpose of soliciting or selling products or services in direct competition with the Company within the Territory; or

(iv) on Employee's own behalf or on behalf of any competitor, call upon any Person who or that, during Employee's employment by the Company or its subsidiaries was either called upon by the Company or its subsidiaries as a prospective acquisition candidate for the Communications Business or was the subject of an acquisition analysis conducted by the Company or its subsidiaries for the Company.

(b) Notwithstanding anything contained in this Section 7 to the contrary, the foregoing covenants shall not be deemed to prohibit Employee

from acquiring as an investment not more than one (1%) percent of the capital stock of a competing business, whose stock is traded on a national securities exchange or through the automated quotation system of a registered securities association.

(c) It is further agreed that, in the event that Employee shall cease to be employed by the Company or its subsidiaries and enters into a business or pursues other activities that, at such time, are not in competition with the Company, Employee shall not be chargeable with a violation of this Section 7 if the Company or its subsidiaries subsequently enters the same (or a similar) competitive business or activity or commences competitive operations within 100 miles of the Employee's new business or activities. In addition, if Employee has no actual knowledge that his actions violate the terms of this Section 7, Employee shall not be deemed to have breached the restrictive covenants contained herein if, promptly after being notified by the Company or its subsidiaries of such breach, Employee ceases the prohibited actions.

(d) The covenants in this Section 7 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this Section 7 relating to the time period or geographic area of the restrictive covenants shall be declared by a court of competent jurisdiction to exceed the maximum time period or geographic area, as applicable, that such court deems reasonable and enforceable, said time period or geographic area shall be deemed to be, and thereafter shall become, the maximum time period or largest geographic area that such court deems reasonable and enforceable and this Agreement shall automatically be considered to have been amended and revised to reflect such determination. If the time period specified by this Section 7 shall be reduced by law or court decision, then, notwithstanding the provisions of Section 6 above, Employee shall be entitled to receive from the Company his base salary at the rate then in effect solely for the longer of (i) the time period during which the provisions of this Section 7 shall be enforceable under the provisions of such applicable law, or (ii) the time period during which Employee is not engaging in any competitive activity, but in no event longer than the applicable period provided in Section 6 above.

(e) All of the covenants in this Section 7 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Company or its subsidiaries, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by its subsidiaries or the Company of such covenants; *provided, however,* that upon the failure of the Company to make any payments required under this Agreement, the Employee may, upon thirty (30) days' prior written notice to the Company, waive his right to receive any additional compensation pursuant to this Agreement and engage in any activity prohibited by the covenants of this Section 7. It is specifically agreed that the period of two (2) years stated at the beginning of this Section 7, during

which the agreements and covenants of Employee made in this Section 7 shall be effective, shall be computed by excluding from such computation any time during which Employee is in violation of any provision of this Section 7.

(f) Employee has carefully read and considered the provisions of this Section 7 and, having done so, agrees that the restrictive covenants in this Section 7 impose a fair and reasonable restraint on Employee and are reasonably required to protect the interests of the Company and its subsidiaries, and their respective officers, directors, employees and stockholders. It is further agreed that the Company and Employee intend that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Company and its subsidiaries throughout the term of these covenants; provided, however, the restrictive covenants contained in this Section 7 shall not apply in the event Company is deemed insolvent and is deemed incapable of meeting its financial commitments contained in this Agreement.

8. **Confidential Information.** Employee hereby agrees to hold in strict confidence and not to disclose to any third-party any of the valuable, confidential and proprietary business, financial, technical, economic, sales and/or other types of proprietary business information relating to the Company and/or its subsidiaries (including all trade secrets) in whatever form, whether oral, written, or electronic (collectively, the "Confidential Information"), to which Employee has, or is given (or has had or been given), access as a result of his employment by the Company. It is agreed that the Confidential Information is confidential and proprietary to the Company and/or its subsidiaries because such Confidential Information encompasses technical know-how, trade secrets, or technical, financial, organizational, sales, or other valuable aspects of the Company's and its subsidiaries' business and trade, including, without limitation, technologies, products, processes, plans, clients, personnel, operations, and business activities. This restriction shall not apply to any Confidential Information that (a) becomes known generally to the public through no fault of the Employee; (b) is required by applicable law, legal process, or any order or mandate of a court or other governmental authority to be disclosed; or (c) is reasonably believed by Employee, based upon the advice of legal counsel, to be required to be disclosed in defense of a lawsuit or other legal or administrative action brought against Employee; provided, that in the case of clauses (b) or (c), Employee shall give the Company reasonable advance written notice of the Confidential Information intended to be disclosed and the reasons and circumstances surrounding such disclosure, in order to permit the Company to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information.

9. **Inventions.** Employee shall disclose promptly to the Company and its subsidiaries any and all significant conceptions and ideas for inventions, improvements, and valuable discoveries, whether patentable or not, that are conceived or made by Employee, solely or jointly with another, during the period

of employment or within one year thereafter, and that are directly related to the business or activities of the Company or its subsidiaries and that Employee conceives as a result of his employment by the Company, regardless of whether or not such ideas, inventions, or improvements qualify as "works for hire." Employee hereby assigns and agrees to assign all his interests therein to the Company or its nominee. Whenever requested to do so by the Company, Employee shall execute any and all applications, assignments, or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company's interest therein.

10. **Return of Company Property.** Promptly upon termination of Employee's employment by the Company for any reason or no reason, Employee or Employee's personal representative shall return to the Company (a) all Confidential Information; (b) all other records, designs, patents, business plans, financial statements, manuals, memoranda, lists, correspondence, reports, records, charts, advertising materials, and other data or property delivered to or compiled by Employee by or on behalf of the Company, its subsidiaries or their respective representatives, vendors, or customers that pertain to the business of the Company or its subsidiaries, whether in paper, electronic, or other form; and (c) all keys, credit cards, vehicles, and other property of the Company or its subsidiaries. Employee shall not retain or cause to be retained any copies of the foregoing. Employee hereby agrees that all of the foregoing shall be and remain the property of the Company or its subsidiaries, as the case may be, and be subject at all times to their discretion and control.

11. **Assignment; Binding Effect.** Employee understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience, and skills. Employee agrees, therefore, that he cannot assign all or any portion of his performance under this Agreement. This Agreement may not be assigned or transferred by the Company without the prior written consent of Employee. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, legal representatives, successors, and assigns. Notwithstanding the foregoing, if Employee accepts employment with a subsidiary or affiliate of its subsidiaries other than the Company, unless Employee and his new employer agree otherwise in writing, this Agreement shall automatically be deemed to have been assigned to such new employer (which shall thereafter be an additional or substitute beneficiary of the covenants contained herein, as appropriate), with the consent of Employee, such assignment shall be considered a condition of employment by such new employer, and references to the "Company" in this Agreement shall be deemed to refer to such new employer. If the Company is merged with or into another subsidiary of Company, or an affiliate of any of Company's subsidiaries, such action shall not be considered to cause an assignment of this Agreement, and the surviving or successor entity shall become the beneficiary of this Agreement

and all references to the "Company" shall be deemed to refer to such surviving or successor entity. It is intended that the subsidiaries of Company will be a third-party beneficiary of the rights of the Company under this Agreement. No other Person shall be a third-party beneficiary.

12. **Complete Agreement; Waiver; Amendment.** This Agreement is not a promise of future employment. Employee has no oral representations, understandings, or agreements with the Company or any of its officers, directors, or representatives covering the same subject matter as this Agreement. This Agreement is the final, complete, and exclusive statement and expression of the agreement between the Company and Employee with respect to the subject matter hereof and thereof, and cannot be varied, contradicted, or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Employee, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.

13. **Notice.** Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Company: Semble, Inc.
330 112th Ave. NE, Suite 301
Bellevue, WA 98004
C/O Chris Walcott

To Employee: Todd Tarbert
11 Newport Key
Bellevue, WA 98006

Notice shall be deemed given and effective three days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or, if sent by express delivery, hand delivery, or facsimile, when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this Section 14.

14. **Severability; Headings.** If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid and inoperative. This severability provision shall be in addition to, and not in place of, the provisions of Section 7(d) above. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

15. **Equitable Remedy**. Because of the difficulty of measuring economic losses to the Company and/or its subsidiaries as a result of a breach of the restrictive covenants and agreements set forth in Sections 7, 8, 9 and 10; and because of the immediate and irreparable damage that would be caused to the Company and/or its subsidiaries for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to the Company or its subsidiaries at law or in equity, the Company and its subsidiaries shall be entitled to specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach of the aforementioned restrictive covenants and agreements.

16. **Arbitration**. Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted in accordance with the rules of the American Arbitration Association then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be borne by the Company. Each party shall bear its own counsel fees. The arbitration proceeding shall be held in the city where the Company is located. Notwithstanding the foregoing, the Company and/or its subsidiaries shall be entitled to seek injunctive or other equitable relief, as contemplated by Section 16 above, from any court of competent jurisdiction, without the need to resort to arbitration.

17. **Governing Law**. This Agreement shall in all respects be construed according to the laws of the State of Washington, without regard to its conflict of laws principles.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

Semble, Inc.

By:____________________________
Chris Walcott, Board Member

EMPLOYEE:

____
Todd R. Tarbert